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                                                                     EXHIBIT 5.1

VIVENDI LETTERHEAD
Le Directeur Juridique

                                          October 26, 2000

Sofiee
42, avenue de Friedland
75380 Paris Cedex 08 France

Ladies and Gentlemen:

     I am the General Counsel of Vivendi, a societe anonyme organized under the laws of France (the "Company"). In that capacity, I have acted as counsel to the company in connection with a registration statement on Form F-4 (the "Registration Statement") being filed with the United States Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), ordinary shares (the "Shares"), nominal value euro 5.50 per share, of Sofiee S.A., a societe anonyme organized under the laws of France and a subsidiary of the Company, to be renamed Vivendi Universal ("Vivendi Universal"), to be represented by Sofiee's American Depositary Shares (the "ADSs"), to be issued in connection with the transactions among the Company, Vivendi Universal, Canal Plus S.A., a societe anonyme organized under the laws of France ("CANAL+"), Vivendi Universal Exchangeco, a corporation organized under the laws of Canada ("Vivendi Universal Exchangeco"), and The Seagram Company Ltd. a corporation organized under the laws of Canada ("Seagram"), pursuant to the merger agreement, by and among the Company, CANAL+, Vivendi Universal Exchangeco and Seagram, dated as of June 19, 2000, filed as Annex A to the joint proxy statement/prospectus which forms a part of the Registration Statement (the "Merger Agreement").

     In furnishing this opinion, I or lawyers under my supervision have examined the Registration Statement, the Merger Agreement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. With respect to factual matters we have relied upon certificates and oral and written assurances from public officials.

     On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and will, when issued in accordance with the Merger Agreement, be validly issued, fully paid and non-assessable.

     I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

     This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Shares, as represented by ADSs, in the United States pursuant to the registration requirements of the Security Act of 1933, as amended (the "Securities Act"). I hereby consent to the filing of this opinion as an exhibit to the Registration Statement that Sofiee is filing with the United States Securities and Exchange Commission to register the Shares.

                                          Very truly yours,

                                          /s/ GILBERT KLAJNMAN
                                          Gilbert Klajnman